Exhibit 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

MICHAEL T. LAWTON NOMINATED TO LA-Z-BOY INCORPORATED BOARD OF DIRECTORS

MONROE, MI., July 1, 2013—La-Z-Boy Incorporated (NYSE: LZB) today announced that Michael T. Lawton has been nominated to serve for a one-year term on the company’s board of directors.  La‑Z‑Boy shareholders will vote on Lawton’s election as well as the re-election of the company’s ten existing board members at La-Z-Boy’s annual meeting, to be held August 21, 2013, at the company’s headquarters.

Lawton, 54, has served as the Executive Vice President and Chief Financial Officer of Domino’s Pizza, Inc. since 2010.  He joined Domino’s in 1999 and, during his tenure, held positions of increasing responsibility at the company, including Executive Vice President of International.  Prior to joining Domino’s, Lawton was the Senior Vice President and Chief Operating Officer of Gerber Products Company, now a subsidiary of Nestle S.A.  While at Gerber, he held various financial and general management positions.  Lawton began his career at Ernst & Whinney, now Ernst & Young.

Kurt L. Darrow, Chairman, President and Chief Executive Officer, of La-Z-Boy said, “Michael is a high-caliber, well-seasoned financial executive with a wealth of consumer, retail and international experience that will translate well to our business.  We look forward to his perspective and the contribution he will make to our company. Long-range succession planning and continuity is of paramount importance to our company.  With a number of board retirements expected over the next several years, the board believes it prudent to expand the number of directors at this time to help ensure an orderly transition.  This has proven to work well for us and has become a matter of practice.”

Lawton holds a B.A. in Accounting from Michigan State University and an M.B.A. from Grand Valley State University in Michigan.  He is also a Certified Public Accountant and serves as Board President for Aim High School, a private school for high-functioning students on the autism spectrum.

The Company has increased the board’s size to 11 directors, effective at the upcoming annual meeting.  Shareholders may nominate a candidate for the new position by providing written notice containing the requisite information (as provided in the bylaws) to the Secretary before the close of business on July 11, 2013.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are Bauhaus, England and La-Z-Boy. The operating units in the Casegoods segment consist of two groups, one including American Drew, Lea and Hammary, and the second being Kincaid. The company-owned Retail segment includes 94 of the 313 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 313 stand-alone La-Z-Boy Furniture Galleries® stores and 565 independent Comfort Studios® locations, in addition to in-store gallery programs for the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.

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